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                                                                     EXHIBIT 8.1


                  [Letterhead of Cahill Gordon & Reindel LLP]



                                 (212) 701-3000


                                                               February 12, 2004


Ladies and Gentlemen:

     We have acted as special U.S. federal income tax counsel to Montpelier Re Holdings Ltd. (the "Company") in connection with the determination of the material U.S. federal income tax consequences of the proposed registration by the Company of up to $1,718,645,228 of the Company's, MRH Capital Trust I's, MRH Capital Trust II's and certain selling shareholders' securities, consisting of: the Company's senior and subordinated debt securities (collectively, the "Debt Securities"); the Company's Common Shares, par value U.S. 1/6 cent per share (the "Common Shares"); the Company's Preference Shares, par value U.S. 1/6 cent per share (the "Preference Shares"); depositary shares representing fractional interests in the Common Shares and Preference Shares (the "Depositary Shares"); warrants to purchase Common Shares (the "Common Share Warrants"), warrants to purchase Preference Shares (the "Preference Share Warrants"), warrants to purchase Debt Securities (the "Debt Warrants," and together with the Common Share Warrants, Preference Share Warrants and Debt Warrants, the "Warrants"); Share Purchase Contracts; Share Purchase Units; preferred securities of MRH Capital Trust I and MRH Capital Trust II (the "Trust Preferred Securities"); and the Company's Guarantee of the Trust Preferred Securities (the "Guarantee"), as more completely described in the Registration Statement on Form S-3 prepared by Montpelier Re and filed on February 12, 2004 (as such has been and may thereafter be amended or supplemented, the "Registration Statement"). In so acting, we have examined the Registration Statement and such other documents and records as we deemed necessary and relevant as to the material U.S. federal income tax consequences for the purpose of rendering this opinion. On the basis of the foregoing, and assuming that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, we are of the opinion that, under present U.S. federal income tax law, the statements contained in the Registration Statement under the headings "Taxation of the Company and Montpelier Re - United States" and "Taxation of Shareholders - United States Taxation," insofar as such statements purport to summarize the U.S. federal income tax laws referred to therein, fairly summarize such provisions in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement and to the use of our

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name under the headings "Material Tax Considerations" and "Legal Matters"
in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.


                                      Respectfully submitted,

                                      /s/ Cahill Gordon & Reindel LLP

                                      Cahill Gordon & Reindel LLP


Montpelier Re Holdings Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda